As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vertex Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	94-3439569
(State or Other Jurisdiction Identification No.)	(IRS Employer of Incorporation)

1331 Gemini Street, Suite 250, Houston, Texas 77058

(Address of Principal Executive Offices)

Vertex Energy, Inc.

2019 Equity Incentive Plan

2020 Equity Incentive Plan

(Full Title of the Plans)

Benjamin P. Cowart

Chief Executive Officer

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	3,188,962 shares (3)	$1.73	(4)	$5,516,904.26	$601.89

Common Stock, par value $0.001 per share	1,500,000 shares (5)	$1.73	(4)	$2,595,000.00	$283.11

Common Stock, par value $0.001 per share	811,038 shares (6)	$0.84	(7)	$290,816.78	$37.75

Total	5,500,000 shares			$8,402,721.04	$922.75

(1)	This Registration Statement on Form S-8 relates to the 2019 Equity Incentive Plan (the “2019 Plan”) and the 2020 Equity Incentive Plan (the “2020 Plan”) of Vertex Energy, Inc. (the “Registrant” or the “Company”). An aggregate of 4,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) may be issued under the 2019 Plan and an aggregate of 1,500,000 shares of Common Stock may be issued under the 2020 Plan (without taking into account the ‘evergreen’ provisions of such 2020 Plan). Registered in this Registration Statement are (a) 3,188,962 shares of Common Stock reserved for future issuance under the 2019 Plan and 1,500,000 shares of Common Stock reserved for future issuance under the 2020 Plan (see footnotes (3) and (5)), the offer and sale of which are being registered herein; and (c) 811,038 shares of Common Stock issuable upon the exercise of outstanding options granted under the 2019 Plan (see footnote (6)).

(2)	In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Represents shares reserved for issuance pursuant to future awards under the Vertex Energy, Inc. 2019 Equity Incentive Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum price per share and the maximum aggregate offering price are based on the average of the $1.90 (high) and $1.56 (low) sale price of the Registrant’s Common Stock as reported on The NASDAQ Capital Market on February 23, 2021, which date is within five business days prior to filing this Registration Statement.

(5)	Represents shares reserved for issuance pursuant to future awards under the Vertex Energy, Inc. 2020 Equity Incentive Plan.

(6)	Represents shares of Common Stock issuable upon exercise of outstanding options granted to employees of the Registrant under the 2019 Plan with an exercise price of (a) $1.00 per share (125,000 options to purchase shares of common stock granted on October 29, 2019); (b) $0.86 per share (269,153 options to purchase shares of common stock granted on June 19, 2020); and (c) $0.78 per share (416,885 options to purchase shares of common stock granted on June 19, 2020).

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the weighted average price at which such options (see footnote (6)) may be exercised.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Vertex Energy, Inc. (“we”, “us”, “our”, the “Company” or “Registrant”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register:

●	811,038 shares of Common Stock issuable upon exercise of outstanding options previously granted under the 2019 Plan;

●	3,188,962 shares of Common Stock reserved for future awards under the 2019 Plan and

●	1,500,000 shares of Common Stock reserved for future awards under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

The Company will provide each recipient (the “Recipients”) of an award under the 2020 Plan and 2019 Plan with documents that contain information related to the 2020 Plan and 2019 Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mr. Chris Carlson

Chief Financial Officer

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, Texas 77058

(866) 660-8156

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020;

(b)	Our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders, filed with the SEC on April 29, 2020;

(c)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 14, 2021, August 11, 2021 and November 10, 2021, respectively;

(d)	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 13, 2020, January 22, 2020, January 24, 2020, March 2, 2020, April 24, 2020, April 29, 2020, May 6, 2020, June 23, 2020, December 1, 2020, December 31, 2020, February 1, 2021 and February 2, 2021; and

(e)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 12, 2013 (File No. 001-11476) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the securities offered herein have been passed upon by The Loev Law Firm, PC.  David M. Loev, the President and sole owner of The Loev Law Firm, PC, beneficially owns 15,350 shares of common stock of the Company.

Item 6. Indemnification of Directors and Officers

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit
4.1	Vertex Energy, Inc. 2019 Equity Incentive Plan (Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 1, 2019, and incorporated herein by reference)(File No. 001-11476)
4.2	Form of 2019 Equity Incentive Plan Stock Option Agreement (Filed as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 23, 2020, and incorporated herein by reference)(File No. 001-11476)
4.3	Form of 2019 Equity Incentive Plan Restricted Stock Grant Agreement (included with this registration statement)
4.4	Vertex Energy, Inc. 2020 Equity Incentive Plan (Filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 23, 2020, and incorporated herein by reference)(File No. 001-11476)
4.5	Form of 2020 Equity Incentive Plan Stock Option Agreement (included with this registration statement)
4.6	Form of 2020 Equity Incentive Plan Restricted Stock Grant Agreement (included with this registration statement)
5.1	Opinion of The Loev Law Firm, PC (included with this registration statement)
23.1	Consent of Independent Registered Public Accounting Firm (included with this registration statement)
23.2	Consent of The Loev Law Firm, PC (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on February 25, 2021.

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin P. Cowart and Chris Carlson, or any one of them, with full power of substitution, re-substitution and authority to act in the absence of the other, as his or her true and lawful attorneys-in-fact and agents, with full power for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin P. Cowart	Chief Executive Officer	February 25, 2021
Benjamin P. Cowart	(Principal Executive Officer) and Chairman
/s/ Chris Carlson	Chief Financial Officer	February 25, 2021
Chris Carlson	(Principal Financial and Accounting Officer)
/s/ Dan Borgen	Director	February 25, 2021
Dan Borgen
Director
David Phillips
/s/ Timothy C. Harvey	Director	February 25, 2021
Timothy C. Harvey
/s/ Christopher Stratton Christopher Stratton	Director	February 25, 2021
/s/ James P. Gregory	Director	February 25, 2021
James P. Gregory